Exhibit 24.1

RAIT FINANCIAL TRUST

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that the undersigned trustees and officers of RAIT FINANCIAL TRUST (“RAIT”) hereby constitute and appoint each of Jack E. Salmon and Raphael Licht as the true and lawful agent and attorney-in-fact of the undersigned with full power and authority in said agent and the attorney-in-fact to sign for the undersigned and in their respective names as trustees and officers of RAIT, the Registration Statement to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and any necessary or appropriate amendments or supplements thereto relating to the registration for sale, on a delayed or continuous basis, of (1) common shares of beneficial interest of RAIT, par value $.03 per share; (2) preferred shares of beneficial interest of RAIT, par value $.01 per share; (3) warrants to purchase securities of RAIT and (4) debt securities of RAIT, or any combination of the foregoing, authorized by the Board of Trustees of RAIT on July 26, 2011.

Name	Capacity With RAIT Financial Trust	Date

/s/ Scott F. Schaeffer Scott F. Schaeffer	Chairman of the Board, Trustee, Chief Executive Officer and President (Principal Executive Officer)	July 26, 2011

/s/ Jack E. Salmon Jack E. Salmon	Chief Financial Officer and Treasurer (Principal Financial Officer)	July 26, 2011

/s/ James J. Sebra James J. Sebra	Chief Accounting Officer and Senior Vice President-Finance (Principal Accounting Officer)	July 26, 2011

/s/ Edward S. Brown Edward S. Brown	Trustee	July 26, 2011

/s/ Frank A. Farnesi Frank A. Farnesi	Trustee	July 26, 2011

/s/ S. Kristin Kim S. Kristin Kim	Trustee	July 26, 2011

/s/ Arthur Makadon Arthur Makadon	Trustee	July 26, 2011

/s/ Daniel Promislo Daniel Promislo	Trustee	July 26, 2011

/s/ John F. Quigley, III John F. Quigley, III	Trustee	July 26, 2011

/s/ Murray Stempel, III Murray Stempel, III	Trustee	July 26, 2011